Exhibit 9.1
Consent of the Independent Registered Public Accounting Firm to the Board of Directors of Credit Suisse Group AG
We consent to the incorporation by reference in the registration statement (No. 333-202913) on Form F-3 and in the registration statements (No. 333-101259 and No. 333-208152) on Form S-8 of Credit Suisse Group AG of our reports dated March 24, 2016 with respect to the consolidated balance sheets of Credit Suisse Group AG and its subsidiaries (the “Group”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in equity, comprehensive income and cash flows, and notes for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 20-F of the Group.
KPMG AG
/s/ Simon Ryder                 /s/ Anthony Anzevino
Simon Ryder                      Anthony Anzevino
Licensed Audit Expert         Global Lead Partner
Auditor in Charge
Zurich, Switzerland
March 24, 2016